Exhibit 10.1
EDGEWELL PERSONAL CARE COMPANY
CHANGE IN CONTROL PLAN
(Adopted April 25, 2019)

ARTICLE I
PURPOSE, INTENT AND TERM OF PLAN

1.1    Purpose and Intent of the Plan. The purpose of the Plan is to encourage the continued service and dedication in the performance of eligible employees, notwithstanding the possibility, threat, or occurrence of a Change of Control of Edgewell Personal Care Company (the “Company”). The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

1.2    Term of the Plan. The Plan shall be effective as of the Effective Date and shall continue until terminated pursuant to the provisions set forth herein.

ARTICLE II
DEFINITIONS

The meaning of each defined term that is used in this Agreement is set forth below.

(a)	AAA shall mean the American Arbitration Association.

(b)
Affiliate shall mean any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Committee.

(c)	Board shall mean the Board of Directors of the Company.

(d)
Cause shall mean Participant’s willful breach or failure to perform such Participant’s employment duties. No act, or failure to act, on the part of Participant shall be deemed “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, Participant’s employment shall not be treated as having been terminated for Cause unless the Company delivers to Participant, prior to or at Termination of Employment, a certificate of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Participant and an opportunity for Participant, together with Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Participant has engaged in such willful conduct and specifying the details of such willful conduct.

(e)
Change of Control shall be deemed to have occurred if there is a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if a Section 409A Change of Control Occurs.

(f)	Change in Control Period means the time period that begins immediately upon a Change of Control and continues until the lapse of 24 months immediately following a Change in Control of the Company.

(g)	Code shall mean the Internal Revenue Code of 1986, as amended.

(h)
Committee shall mean the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.

(i)
Controlled Group shall mean a group including any corporation or other business entity that from time to time is, along with the Company, a member of a controlled group of businesses, as defined in sections 414(b) and 414(c) of the Code, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test. A corporation or other business entity ceases to be a member of the Controlled Group when a sale or other disposition causes it to fall outside the definition of the term Controlled Group.

(j)
Disability shall mean an illness, injury or similar incapacity which 52 weeks after its commencement, continues to render Participant unable to perform the material and substantial duties of Participant’s position or any substantially similar occupation or substantially similar employment for which Participant is qualified or may reasonably become qualified by training, education or experience. Any question as to the existence of a Disability upon which Participant and the Company cannot agree shall be determined by a qualified independent physician selected by Participant (or, if Participant is unable to make such selection, by any adult member of Participant’s immediate family or Participant’s legal representative), and approved by the Company, such approval not to be unreasonably withheld. The determination of such physician made in writing to both the Company and Participant shall be final and conclusive for all purposes of this Agreement.

(k)	Effective Date shall mean April __, 2019.

(l)	Employer shall mean the Company or the Subsidiary, as the case may be, with which Participant has an employment relationship.

(m)	Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

(n)	Good Reason shall mean the occurrence, without Participant’s prior express written consent, of any of the following circumstances:

(i)
The assignment to Participant of any duties inconsistent with Participant’s status or responsibilities as in effect immediately prior to a Change of Control, which differ materially from those required prior to the Change of Control;

(ii)	A reduction in Participant’s annual base salary as in effect immediately before the

Change of Control; or (B) the failure to pay a bonus award to which Participant is entitled under any short-term incentive plan(s) or program(s), any long-term incentive plan(s) or program(s), or any other incentive compensation plan(s) or program(s) of the Company in which Participant participated immediately prior to the time of the Change of Control;

(iii)	A change in the principal place of Participant’s employment, as in effect immediately prior to the Change of Control, to a location more than 50 miles distant from such location;

(iv)
The failure by the Company to offer Participant participation in incentive compensation or stock or stock option plans on at least a substantially equivalent basis, both in terms of the nature and amount of benefits provided and the level of Participant’s participation, as is then being provided by the Company to similarly situated peer Participants of the Company;

(v)
The failure of the Company to obtain a satisfactory written agreement from any successor prior to consummation of the Change of Control to assume and agree to perform the obligations set forth under this Plan, as contemplated in Section 8; or

(vi)	Any purported Termination of Employment by the Company of Participant that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.2.

Participant’s continued employment with the Company or any Subsidiary shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. Any good faith determination of “Good Reason” made by the Participant shall be conclusive for purposes of this Agreement.

(o)
Participant shall mean any employee of the Company who is listed by name or by title in Appendix I herein, provided that the Plan Administrator may add individuals from time to time, provided that he or she obtains the consent of the Chief Executive Officer of the Company. If the Plan Administrator wishes to add an individual who is a “named executive officer” of the Company, it will additionally require the approval of the Committee.

(p)	Plan shall mean this Edgewell Personal Care Company Change in Control Plan as set forth herein, and as the same may from time to time be amended.

(q)
Plan Administrator shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator, the Plan Administrator shall be the Chief Human Resources Officer of the Company. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to benefits under the Plan, the Committee or its delegate (who shall not be the Plan Administrator) shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

(r)	Release shall mean a written agreement, in substance and form acceptable to the

Company, by which a Participant agrees to waive and release the Company and, if applicable, the Employer from all legal claims the Participant may have against the Company and, if applicable, the Employer in exchange for the benefits set forth in this Plan. The Release shall include the Participant’s written agreement to confidentiality, non-solicitation, non-disparagement and non-competition provisions. Releases are not required to be identical amongst Participants.

(s)
Retirement shall mean Participant’s voluntary Termination of Employment with the Company, other than for Good Reason, and in accordance with the Company’s retirement policy generally applicable to its employees or in accordance with any prior or contemporaneous retirement agreement or arrangement between Participant and the Company.

(t)	Section 409A Change of Control shall mean:

(i)
The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control;

(ii)
The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group is considered to own 30% or more of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control.;

(iii)
A majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iv)
One person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(v)
Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(vi)	This definition of 409A Change of Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

(u)	Subsidiary shall mean any corporation of which 50% or more of the voting stock is owned, directly or indirectly, by the Company.

(v)
Target Bonus means the assigned bonus target for the Participant under any short-term incentive plan(s) of the Company, multiplied by his or her base salary, for the relevant fiscal year. If the Participant’s base salary is changed during the relevant fiscal year, the Target Bonus shall be calculated by multiplying the Participant’s assigned bonus target by the highest base salary in effect during that fiscal year.

(w)
Termination Notice Date shall mean, in the case of Participant’s Termination of Employment because of Disability, 30 calendar days in advance of Participant’s Termination of Employment; and in the case of Participant’s Termination of Employment for Cause, a date not less than 30 calendar days in advance of Participant’s Termination of Employment and, in the case of Participant’s Termination of Employment for Good Reason, a date not less than 30 calendar days nor more than 60 calendar days in advance of Participant’s Termination of Employment.

(x)
Termination of Employment shall mean Participant’s separation from service with the Employer and all other members of the Controlled Group, as the term “separation from service” is defined in IRS regulations under Section 409A of the Code (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences of up to six months where there is a reasonable expectation the Participant will return).

ARTICLE III
BENEFITS FOLLOWING CHANGE OF CONTROL

3.1    Entitlement to Benefits Upon Termination of Employment. If a Change of Control shall have occurred, Participant shall be entitled to the benefits provided in Article IV hereof upon such Participant’s subsequent Termination of Employment within the Change of Control Period after the date of the Change of Control unless such Termination of Employment is (i) a result of Participant’s death or Retirement, (ii) for Cause, (iii) a result of Participant’s Disability, or (iv) by Participant other than for Good Reason. For purposes of Participant’s entitlement to benefits under Article IV below, “Termination of Employment” shall be limited to a Termination of Employment that is not as a result of Participant’s death, Retirement or Disability and (x) if by the Company, is not for Cause, or (y) if by Participant, is for Good Reason.

3.2    Notice of Termination. Any purported Termination of Employment by either the Company or Participant shall be communicated on the Termination Notice Date by written Notice of Termination to the other party hereto in accordance with Article VIII. For purposes of this Plan, a “Notice of Termination” shall mean a written notice that indicates the specific provision(s) of this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Participant’s

Termination of Employment under the provision(s) so indicated. If Participant’s Termination of Employment shall be for Cause or by Participant for other than Good Reason, the Company shall pay Participant his or her full base salary through the Termination of Employment at the salary level in effect at the time Notice of Termination is given and shall pay any amounts to be paid to Participant pursuant to any other compensation or stock or stock option plan(s), program(s) or employment agreement(s) then in effect, at the time such payments are due under such plan(s), program(s) or agreement(s), and the Company shall have no further obligations to Participant under this Plan.

If within 30 calendar days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for Termination of Employment, then amounts will be treated as paid upon Termination of Employment if paid on the date on which the dispute is finally resolved, whether by mutual written agreement of the parties or by a decision rendered pursuant to Article XI; provided that such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. In the event such dispute involves nonpayment of benefits under this Agreement, Participant must take further enforcement efforts within the period specified in Regulation §1 .409A-3(g) to demonstrate reasonable diligence (generally within 180 days of the latest date on which payment could have been timely made absent such dispute). Notwithstanding the pendency of any such dispute, the Company will continue to pay Participant his or her full compensation including, without limitation, base salary, bonus, incentive pay and equity grants, in effect when the notice of the dispute was given, and continue Participant’s participation in all benefits plans or other perquisites in which Participant was participating, or which Participant was enjoying, when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, provided that any amounts subject to Section 409A shall not commence to be paid until the six month anniversary of Participant’s Termination of Employment. Amounts paid under this Section 3.2 are in addition to and not in lieu of all other amounts due to Participant under this Plan and shall not be offset against or reduce any other amounts due to Participant under this Plan.

3.3    Reduction of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law, and to the extent any such deduction would not result in adverse tax consequences under Code Section 409A, for any monies owed to the Employer by the Participant or for the value of any Employer property that the Participant improperly retains and fails to return to the Employer.

3.4    Demotion; Promotion. For the avoidance of doubt, the level of each Participant immediately prior to a Termination of Employment shall determine the Benefits to be paid hereunder and no demotion of a Participant during the Change in Control Period shall impact such Benefits; provided, however, if a Participant is promoted to a higher level during the Change in Control Period and has a Termination of Employment after such promotion, the Benefits shall be paid at such promoted level.

ARTICLE IV
COMPENSATION UPON A TERMINATION OF EMPLOYMENT

4.1.    Upon Participant’s Termination of Employment following a Change of Control, Participant shall be entitled to the following benefits, provided that such Termination of Employment occurs during the Change of Control Period, and such Termination of Employment is not as a result of Participant’s death, Retirement or Disability and (x) if by the Company, is not for Cause, or (y) if by Participant, is for Good Reason:

(a)    Prorated Payout of Short-Term Bonus. Participant shall be entitled to payment in full of Participant’s prorated bonus for the fiscal year in which the Termination of Employment occurs. The prorated bonus amount shall be calculated as Participant’s Target Bonus for the fiscal year in which the Termination of Employment occurs, or, if greater, the actual bonus awarded to Participant under any short-term incentive plan(s) of the Company for the fiscal year immediately preceding the fiscal year in which the Termination occurs, divided by 365 and multiplied by the number of calendar days in said year immediately up to the day on which the Termination of Employment occurs. The payment described in this section shall be subject to any valid deferral election which was made prior to that time by the Participant under any Company qualified pension plan, nonqualified pension plan, 401(k), excess 401(k) or non-qualified deferred compensation plan then in effect. The payment of such prorated short-term bonus shall also be taken into consideration for purposes of computation of benefits under any qualified and/or nonqualified employee pension benefit plans or employee welfare benefit plans then maintained by the Company, and, if applicable, any agreement entered into between the Participant and the Company which is then in effect, in accordance with the terms and conditions of such plans and/or agreements.

(b)    Accelerated Vesting of Equity Awards. All unvested stock options and restricted stock and stock equivalent awards, including performance awards, that have been granted or sold to the Participant by the Company and which have not otherwise vested, shall immediately accelerate and vest in the manner and to the extent such awards would vest under the terms of the individual award agreements with respect to each of those equity awards as if a change of control, as defined in those individual award agreements, had occurred, notwithstanding that the definition of a change of control set forth in those award agreements may differ from the definition of Change of Control set forth in this Plan, and notwithstanding that the terms of individual award agreements might otherwise provide for forfeiture of those awards upon Participant’s Termination of Employment. With respect to stock equivalents, the acceleration and vesting described in this Subsection (b) shall be subject to any valid deferral election which was made prior to that time by the Participant under any Company non-qualified deferred compensation plan, program or permitted deferral arrangement then in effect. If Participant does not incur such a Termination of Employment following a Change of Control, nothing herein shall be deemed to revise or amend the terms of the individual award agreements with respect to such equity awards.

(c)    Standard Benefits. The Company shall pay Participant his or her full base salary through Termination of Employment at the rate in effect at the time the Notice of Termination is given, no later than the second business day following Termination of Employment, plus all other amounts to which Participant is entitled under any compensation plan(s) or program(s) of the Company applicable to Participant at the time such payments are due under such plan(s) or program(s).

(d)    Additional Benefits. The Company shall pay to Participant as additional pay (“Additional Pay”), the product of the amount set forth next to the Participant’s title in Appendix I hereto multiplied by the sum of (x) the greater of (i) Participant’s annual base salary in effect immediately prior to the Termination of Employment, or (ii) Participant’s annual base salary in effect as of the date of the Change of Control, and (y) Participant’s Target Bonus Amount. The Company shall pay the Additional Pay to Participant in a lump sum, in cash, on the six-month anniversary of Participant’s Termination of Employment. The payment described in this Subsection (d) shall not be deemed to be regular compensation which is subject to any deferral elections made by the Participant, or Company matching contributions, under any qualified pension plan, nonqualified pension plan, 401(k), excess 401(k) or nonqualified deferred compensation plan then maintained by the Company, except as specifically required under the terms of such plans. Except as specifically set forth in Section 4.1(e) below or as specifically required under the terms of the applicable plans, such payment shall not be taken into consideration for purposes of computation of benefits under any qualified and/or non-qualified employee pension benefit plans or employee welfare benefit plans then maintained by the Company, and, if applicable, any agreement entered into between the Participant and the Company which is then in effect.

(e)    Retirement Plan Benefits. If not already vested, Participant shall be deemed fully vested as of his or her Termination of Employment in any Company retirement plan(s) or other written agreement(s) between Participant and the Company relating to pay or other retirement income benefits upon retirement in which Participant was a participant, party or beneficiary immediately prior to the Change of Control, and any additional plan(s) or agreement(s) in which such Participant became a participant, party or beneficiary thereafter. For purposes of this Subsection (e), the term “plan(s)” includes, without limitation, the Company’s qualified pension plans, non-qualified pension plans, 401(k) plans and excess 401(k) plans, and any companion, successor or amended plan(s), if any, and the term “agreement(s)” encompasses, without limitation, the terms of any offer letter(s) leading to Participant’s employment with the Company where Participant was a signatory thereto, any written amendment(s) to the foregoing and any subsequent agreements on such matters, if any. In the event the terms of the plans referenced in this Subsection (e) do not for any reason coincide with the provisions of this Subsection (e) (e.g., if plan amendments would cause disqualification of qualified plans), Participant shall be entitled to receive from the Company, under the terms of this Plan, an amount equal to all amounts Participant would have received, had all such plans continued in existence as in effect on the date of this Plan after being amended to coincide with the terms of this Subsection (e) payable in 24 monthly installments, commencing on the first day of the month immediately following the six-month anniversary of Participant’s Termination of Employment.

(f)    Health and Other Benefits.

(i)    For the period of time after Termination of Employment set forth opposite the Participant’s title on Appendix I hereto, the Company shall continue health, vision, dental, life insurance and long-term disability benefits, including executive benefits, to Participant and/or Participant’s family as if Participant’s employment with the Company had not been terminated as of the Termination of Employment, in accordance with the Company’s then-current plans, programs, practices and policies on terms and conditions (including the level of benefits, deductibles and employee payments for such benefits) not less favorable than those which are then being provided to peer executives of the Company. The full cost of health and dental coverage, less the portion of the cost that the Participant is required to pay for such benefits pursuant to the Company’s health and dental plan or program, will be included in Participant’s taxable income. The amount paid under this Subsection (f)(i) during a taxable year of Participant may not impact the amount paid by the Company under this Subsection (f)(i) during any other taxable year. The Company will also pay Participant an amount equal to any federal, state and local taxes due on such taxable income such that Participant will be in tax-equivalent position after such payments to what Participant would have been in had Participant paid the full cost of the coverage. Such amount will be paid to the Participant on the later of (i) the due date for the Participant’s tax return for the taxable year in which such taxable income is reported, and (ii) the six-month anniversary of Participant’s Termination of Employment. In no event shall such amount be paid later than the end of Participant’s taxable year next following the taxable year in which such taxes are remitted to the applicable taxing authority.

(ii)    If pursuant to the terms and conditions of any such health or welfare plan or program, the Company is not able to continue Participant’s and/or Participant’s family participation in the plan or program for all or any portion of such period as set forth opposite the Participant’s title on Appendix I hereto, the Company will reimburse Participant for the cost of insurance for any such benefit for Participant and/or Participant’s family, for such period as such benefits are not able to be continued pursuant to a plan or program of the Company, less the amount that would have been paid by Participant for such benefits pursuant to the Company’s plan or program. Such amount will be payable in equal monthly installments, commencing on the first day of the month immediately following Participant’s Termination of Employment. In the event that Participant and the Company cannot agree upon the amount of such payments described in the previous two sentences, they shall mutually agree upon an independent third-party benefits consultant who shall determine, after an opportunity for both Participant and the Company to present evidence, the amount of such payments which shall be made, which determination shall be binding upon Participant and the Company, absent manifest error. In the event that the Participant, at the time of a Change of Control, is not eligible to participate as a retiree in the Company’s health and dental plans that allow retiree participation, including executive plans, the Company shall immediately cause the eligibility requirements for participation as a retiree in such plans to be revised or waived so that Participant shall be entitled to participate as a retiree following Participant’s Termination of Employment and the continuation of benefits period described in the preceding paragraph.

(iii)    Company shall provide Participant six months of outplacement services through a designated provider selected by the Company. Such outplacement assistance must commence within 90 days of the date of Termination and will terminate after six months thereafter or upon the date Participant obtains other employment, whichever date is sooner.

(g)    Alternatives in the Event of Excise Tax.

(i)    In the event any payment(s) or the value of any benefit(s) received or to be received by Participant in connection with Participant’s Termination of Employment or contingent upon a Change of Control (whether received or to be received pursuant to the terms of this Plan or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change of Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change of Control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of Subsection 4.1(g)(ii), to be subject to an excise tax imposed by Section 4999 of the Code (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this Subsection (g)(i), then the Company shall reduce the aggregate amount of the Payments payable to the Participant such that no Excise Tax shall be payable by the Participant and the Payments shall not cease to be deductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). Notwithstanding the foregoing, the Company shall not reduce the aggregate amount of the Payments payable to the Participant pursuant to the foregoing sentence if the After-Tax Amount (as defined below) of the unreduced Payments is greater than the After-Tax Amount that would have been paid had the Payments been reduced pursuant to the foregoing sentence. For purposes of this Plan “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes (if any), income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Participant in respect of such specified amount.

(ii)    If there is a determination that the Payments payable to Participant must be reduced pursuant to the immediately preceding paragraph, the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof and of the amount to be reduced. Participant may then elect which and how much of the Payments shall be eliminated or reduced as long as (i) the first such Payments to be reduced are not considered “deferred compensation” within the meaning of Section 409A of the Code (if any), (ii) if Payments described in (i) are exhausted and additional reductions are necessary, any cash Payments described in this Plan are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by Participant, and (B) not cause any Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). Participant shall advise the Company in writing of Participant’s election within ten days of Participant’s receipt of such notice from the Company. Notwithstanding the foregoing, if no election is made by Participant within the ten-day period, the Company may elect which and how much of the Payments shall be eliminated or reduced as long as (i) the first such payments to be reduced are not considered “deferred compensation” within the meaning of Section 409A of the Code (if any), (ii) if Payments described in (i) are exhausted and additional reductions are necessary, any cash Payments described in this Plan are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by Participant, and (B) not cause any Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision thereto). For purposes of this paragraph, present value shall be determined in accordance with Code Section 280G(d)(4). All determinations required to be made under this Subsection (g), including whether the aggregate amount of Payments shall be reduced, and the assumptions to be utilized in arriving at such determinations, unless otherwise set forth in this Plan, shall be made by a nationally recognized certified public accounting firm selected by the Company and reasonably acceptable to Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations to the Company and Participant within 15 business days after notice is given by Participant to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company. Within two business days after such notice is given to the Company, the Company shall instruct the Accounting Firm to timely provide the data required by this Subsection (g)(ii) to Participant. All fees and expenses of the Accounting Firm shall be paid in full by the Company. If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Participant, the Accounting Firm shall furnish Participant with a written opinion that failure to disclose or report the Excise Tax on Participant’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty. Any determination by the Accounting Firm shall be binding upon the Company and Participant in the absence of material mathematical or legal error.

(iii)    Legal Fees and Expenses. The Company shall pay to Participant all reasonable legal fees and expenses as and when incurred by Participant in connection with this Plan, including all such fees and expenses, if any, incurred in contesting or disputing any Termination of Employment or in seeking to obtain or enforce any right or benefit provided by this Plan, regardless of the outcome, unless, in the case of a legal action brought by or in the name of Participant, a decision is rendered pursuant to Section 11, or in any other proper legal proceeding, that such action was not brought by Participant in good faith. Such reimbursements shall be made no later than the last day of the calendar year following the calendar year in which the expenses were incurred.

(iv)    No Mitigation. Participant shall not be required to mitigate the amount of any payment provided for in this Article IV by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article IV be reduced by any compensation earned by Participant as the result of employment by another employer or by retirement or other benefits received from whatever source after Participant’s Termination of Employment or otherwise, except as specifically provided in this Article IV. The Company’s obligation to make payments to Participant provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or Employer may have against Participant or other parties.

ARTICLE V
DEATH AND DISABILITY BENEFITS

In the event of the death or Disability of Participant after a Change of Control, Participant, or in the case of death, Participant’s Beneficiaries (as defined below in Section 7.2), shall receive the benefits to which Participant or his or her Beneficiaries are entitled under this Plan and any and all retirement plans, pension plans, disability policies and other applicable plans, programs, policies, agreements or arrangements of the Company.

ARTICLE VI
PLAN ADMINISTRATOR

6.1    Authority and Duties. It shall be the duty of the Plan Administrator, based on information supplied to it by the Employer, to administer the Plan. The Plan Administrator shall have the full and absolute power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon all parties and may not be overturned unless found by a court to be arbitrary and capricious. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

6.2    Records, Reporting and Disclosure. The Plan Administrator or its delegate shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company, and to each Participant for examination during business hours, except that a Participant shall be entitled to examine only such records as pertain exclusively to the examining Participant and to the Plan.

ARTICLE VII
SUCCESSORS

7.1    Obligations of Successors. The Company will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company is required to perform it. Accordingly, this Plan shall be binding upon such successor or assignee, and the term “Company” shall include any surviving entity or successor to all or substantially all of its business and/or assets and the parent of any such surviving entity or successor. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Plan and shall entitle Participant to pursue appropriate remedies for such breach.

7.2    Enforceable by Beneficiaries. This Plan shall inure to the benefit of and be enforceable by Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (the “Beneficiaries”). In the event of the death of Participant while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to Participant’s Beneficiaries.

7.3    Employment. Except in the event of a Change of Control and, thereafter, only as specifically set forth in this Plan, nothing in this Plan shall be construed to (i) limit in any way the right of the Company or a Subsidiary to terminate Participant’s employment at any time for any reason or for no reason; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company or a Subsidiary will employ Participant in any particular position, on any particular terms or at any particular rate of remuneration.

ARTICLE VIII
ELIGIBILITY FOR BENEFITS

8.1    Release. Eligibility for any benefits under this Plan is expressly conditioned upon the Eligible Employee’s execution of the Release within the timeframe set forth in the Release, but no later than 60 days following such employee’s Termination of Employment, including the Participant’s written acceptance of, and written agreement to comply with, the confidentiality, non‑solicitation, non-disparagement and non‑competition provisions set forth in the Release. To the extent permitted in this Plan, eligibility for any benefits under this Plan also is expressly conditioned upon the Participant’s written agreement that authorizes the deduction of amounts owed to the Employer prior to the payment of any benefits hereunder (or in accordance with any other schedule as the Plan Administrator may, in his or her sole discretion, determine to be appropriate). If the Plan Administrator notifies a Participant that repayment of all or any portion of the benefits received under this Plan is required, such amounts shall be repaid within 30 calendar days after the date the written notice is sent. Any remedy under this Section 8.1 shall be in addition to, and not in place of, any other remedies, including injunctive relief, that the Company or Employer may have.

ARTICLE IX
AMENDMENT, TERMINATION AND DURATION

9.1    Amendment, Suspension and Termination. Except as otherwise provided in this Section 9.1, the Board, by action of the Committee, shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of benefits already approved for a Participant who has executed the Release (and has not revoked his or her agreement to the Release). Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretation thereof, applicable to the Plan.

9.2    Duration. The Plan shall continue in full force and effect until its amendment or termination.

ARTICLE X
DUTIES OF THE COMPANY AND THE COMMITTEE

10.1    Records. The Company or Employer, as applicable, shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.

10.2    Payment. The provision of benefits to Participants shall be made from the Company’s general assets, in accordance with the terms of the Plan.

10.3    Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee or the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Participant acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Participant, the Participant’s beneficiaries and any other person having or claiming an interest under the Plan on behalf of a Participant.

ARTICLE XI
MISCELLANEOUS

11.1    Non‑Alienation of Benefits. None of the payments, benefits, or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Plan.

11.2    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator, as follows: Chief Human Resources Officer, 6 Research Drive Shelton, CT 06484.

11.3    Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other benefits under any of the Company’s then‑current severance pay policies or plans for a termination that is covered by this Plan.

11.4    No Mitigation. Except as otherwise provided in Section 4.3, a Participant shall not be required to mitigate the amount of any benefits provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any benefits provided for herein be reduced by any compensation earned by other employment or otherwise.

11.5    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company or its Subsidiaries, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

11.6    Replacement of Agreements. This Plan supersedes any prior agreements or understandings, oral or written, between the Company and any Participant who has previously received a change of control agreement, with respect to the subject matter hereof. Without limiting the generality of the foregoing sentence, this Plan completely supersedes any and all prior employment agreements entered into by and between the Company or Employer and the Participant, and all amendments thereto, in their entirety. Notwithstanding the foregoing, if a Participant has entered into any agreements or commitments with the Company with regard to Confidential Information, noncompetition, non-solicitation, non-disparagement, or severance such agreements or commitments will remain valid and will be read in harmony with this Plan to provide maximum protection to the Company. The Company will address the coordination of this Plan with existing agreements and severance plans.

11.7    Successors. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

11.8    Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

11.9    Headings, Captions and Titles. The titles of the Articles and Sections and the headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan or considered in any respect to affect or modify its provisions, and shall not be employed in the construction of the Plan. Such words in this Plan as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this instrument as a whole and not merely to the subdivision in which said words appear.

11.10    Gender and Number. Where the context admits: words in any gender shall include any other gender and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice‑versa.

11.11    Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company or its Subsidiaries that may be applied by the Company or its Subsidiaries to the payment of benefits under this Plan.

11.12    Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and its Subsidiaries, the Committee and all other parties with respect thereto.

11.13    Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Missouri to the extent not superseded by federal law, which shall otherwise control.
11.14    Arbitration. Any dispute that may arise directly or indirectly in connection with this Plan, Participant’s employment or Participant’s Termination of Employment, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination or other legal theory, shall be resolved by arbitration in Shelton, Connecticut under the applicable rules and procedures of the AAA. The only legal claims between Participant and the Company or any Subsidiary that would not be included in this agreement to arbitration are claims by Participant for workers’ compensation or unemployment compensation benefits, claims for benefits under a Company or Subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by Participant that seek judicial relief in the form of specific performance of the right to be paid until Termination of Employment during the pendency of any applicable dispute or controversy. If this Section 11.14 is in effect, any claim with respect to this Plan, Participant’s employment or Participant’s Termination of Employment must be established by a preponderance of the evidence submitted to an impartial arbitrator. A single arbitrator engaged in the practice of law shall conduct any arbitration under the applicable rules and procedures of the AAA. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Section 11.14 is in effect, the decision of the arbitrator: (i) shall be final and binding, (ii) shall be rendered within 90 days after the empanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., not state law, shall govern the arbitrability of all claims.

11.15    Section 409A. To the maximum extent possible, all amounts payable hereunder are intended to be exempt from the requirements of Code Section 409A and this Plan shall be construed and administered in accordance with such intention. To the extent any continuing benefit (or reimbursement thereof) to be provided is not “deferred compensation” for purposes of Code Section 409A, then such benefit shall commence or be made immediately after the effective date of a Release (if applicable). To the extent any continuing benefit (or reimbursement thereof) to be provided is “deferred compensation” for purposes of Code Section 409A, then such benefits shall be reimbursed or commence upon the earliest later date as may be required in order to comply with the requirements of Code Section 409A. The delayed benefits shall in any event expire at the time such benefits would have expired had the benefits commenced immediately upon Participant’s termination of employment. Notwithstanding anything to the contrary in this Plan, if a Participant is a specified employee as defined in Code Section 409A, any payment hereunder on account of a separation from service may not be made until at least six months after such separation from service, to the extent required to avoid the adverse tax consequences under Code Section 409A. Any such payment otherwise due in such six‑month period shall be suspended and become payable at the end of such six‑month period.